EXHIBIT 10.2

CREDIT AGREEMENT

Dated as of August 17, 2017

by and between

Prime Metals Acquisition LLC,

as the Borrower

and

SummitBridge National Investments V LLC,

as the Lender

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of August 17, 2017, is entered into by and between Prime Metals Acquisition LLC, a Delaware limited liability company (the “Borrower”), and SummitBridge National Investments V LLC, a Delaware limited liability company (the “Lender”).

BACKGROUND

A. The Borrower desires to establish financing arrangements with the Lender, and the Lender is willing to make loans and extensions of credit to the Borrower under the terms and provisions hereinafter set forth.

B. The parties desire to define the terms and conditions of their relationship in writing.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms.

(a) Defined Terms. In addition to terms defined elsewhere in this Agreement, as used in this Agreement, the following terms have the following meanings:

“Affiliate”: As applied to any Person (the “Specified Person”), any other Person directly or indirectly controlling, controlled by, or under common control with, the Specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Specified Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement”: This Credit Agreement, as amended, supplemented or modified from time to time.

“APA”: That certain Asset Purchase Agreement, dated July 12, 2017, by and between the Borrower and Prime Metals & Alloys, Inc., a Delaware corporation, as amended, supplemented or modified from time to time.

“Applicable Margin”: (a) With respect to the Term Loan A and for any Interest Period, (i) if paid in cash for such Interest Period, four and one half percent (4.50%) per annum, and (ii) if paid in kind for such Interest Period, five percent (5.00%) per annum; and (b) with respect to the Term Loan B and for any Interest Period, (i) if paid in cash for such Interest Period, three percent (3.00%) per annum, and (ii) if paid in kind for such Interest Period, three and one half percent (3.50%) per annum.

“Asset Sale”: The sale, transfer, lease, license or other disposition of, or the granting of or consent to any Lien (other than a Permitted Lien) on, any asset of the Borrower or its Subsidiaries of any nature whatsoever in any transaction or series of related transactions, other than (a) the sale of inventory in the ordinary course of business or (b) the sale of machinery or equipment no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries, without the prior written consent of the Lender, which consent shall not be unreasonably withheld, delayed, denied, or conditioned.

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“Assignment of Leases and Rents”: That certain Assignment of Leases and Rents, in form and substance satisfactory to the Lender, in its sole discretion, assigning leases and rents relating to the Mortgaged Property executed and delivered by the Borrower, as assignor, for the benefit of the Lender, as assignee, as amended, supplemented or modified from time to time.

“Business Day”: A day other than a Saturday, Sunday or a day on which commercial banks in Denver, Colorado are authorized or required by Law to close.

“Capital Expenditures”: Expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.

“Capital Lease”: As applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations”: Any Debt represented by obligations under a Capital Lease.

“Change in Control”: Any one or more of the following:

(a) the Parent shall cease to beneficially own and control, free and clear of any Lien (other than any Lien of the Lender), at least 51% of the issued and outstanding Equity Interests of the Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors of the Borrower; or

(b) the Parent shall cease to own, free and clear of any Lien (other than any Lien of the Lender), at least 51% of the Equity Interests of the Borrower (determined both on an outstanding and an as diluted basis); or

(c) the Borrower shall cease to own and control, free and clear of any Lien (other than any Lien of the Lender), at least 100% of the Equity Interests of its Subsidiaries (determined both on an outstanding and an as diluted basis).

“Closing Date”: The date on which the Loans are made under this Agreement.

“Code”: The Internal Revenue Code of 1986, as now or hereinafter in effect, and any successor statute or provision thereof.

“Collateral”: All assets in which a Lien is purported to be granted to the Lender pursuant to the Loan Documents.

“Control Agreement”: Each deposit account control agreement, securities account control agreement, or similar agreement executed by a financial institution in favor of the Lender with respect to any deposit account, securities account or other account of the Borrower or its Subsidiaries, and pursuant to which the Lender has “control” of such account, as contemplated by Section 9-104 of the UCC, and which is reasonably satisfactory to the Lender in form and substance.

“Consolidated EBITDA”: For any period, an amount equal to the sum of net income (exclusive of extraordinary and non-cash gains and losses) plus, without duplication, (a) Consolidated Interest Charges, (b) Consolidated Tax Expense, (c) depreciation and amortization expense, (d) professional costs related to the acquisition completed pursuant to the APA and the Sale Order, provided that such expenses were incurred prior to the Closing Date, (e) severance costs related to reductions-in-force, and (f) payments to vendors pursuant to Vendor Programs, in each case, for such period, and determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

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“Consolidated Fixed Charges”: For any period, an amount equal to the sum of (a) Consolidated Interest Charges required to be paid in cash, (b) scheduled principal payments on Consolidated Funded Debt, and (c) income taxes required to be paid in cash, in each case for such period, and determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Funded Debt”: At any time, Debt of the Borrower and its Subsidiaries at such time (including the current portion thereof) which would as of such date be classified in whole or in part as a long-term liability, determined and consolidated in accordance with GAAP.

“Consolidated Interest Charges”: For any period, the aggregate regularly scheduled interest due and payable by the Borrower and its Subsidiaries on Debt during such period, determined and consolidated in accordance with GAAP.

“Consolidated Maintenance Capital Expenditures”: For any period, the aggregate amount of Capital Expenditures expended by the Borrower and its Subsidiaries during such period for the maintenance of their fixed assets, determined and consolidated in accordance with GAAP.

“Consolidated Tax Expense”: For any period, income tax expense for such period, determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Working Capital”: At any time, an amount equal to the sum of (a) accounts receivable, excluding all accounts receivable that are due or unpaid more than one hundred and twenty (120) days after the original invoice date or the original due date plus (b) inventory (without giving effect to any accounting reserves) plus (c) cash, in each case determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

“Debt”: As applied to any Person, (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business for which payment is due and is made within 90 days or less), (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured has been assumed by that Person or is nonrecourse to the credit of that Person, (f) obligations in respect of letters of credit, (g) obligations under Hedging Contracts (the amount of which shall be determined by reference to the termination cost on the date of determination), (h) Disqualified Equity Interests, and (i) guarantees of, or similar obligations with respect to, any of the foregoing of any other Person.

“Default Rate”: The Interest Rate which would be otherwise applicable to the Loans, plus an additional four percent (4.00%) payable in cash.

“Disqualified Equity Interests”: Any Equity Interest which by its terms (or by the terms of any security or Debt into which it is convertible or for which it is exchangeable) or upon the happening of any event (a) matures or is mandatorily redeemable for any reason, (b) is convertible or exchangeable for Debt or Equity Interests that meets the requirements of clause (a), or (c) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Maturity Date.

“Dollars” and “$”: The lawful currency of the United States of America.

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“Employee Benefit Plan”: Any employee benefit plan which is described in Section 3(3) of ERISA and which is maintained for employees of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Indemnity”: That certain Environmental Indemnity and Responsibility Agreement, in form and substance satisfactory to the Lender, in its sole discretion, related to the Mortgaged Property, executed and delivered by the Loan Parties, on a joint and several basis, for the benefit of the Lender, as amended, supplemented or modified from time to time.

“Environmental Laws”: Any and all current or future Laws, or any other requirements of Governmental Authorities relating to (a) environmental matters, or (b) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any facility owned, leased or operated by the Borrower or any of its Subsidiaries.

“Equity Interests”: With respect to any Person, (a) all of the shares of capital stock of, or other ownership, membership, participation, profit or equivalent interests in, such Person, whether voting or non-voting, and including any partnership, membership or trust interests, (b) all securities or Debt convertible into or exchangeable for any of the foregoing, whether directly or indirectly, and (c) all warrants, options and other rights to purchase or acquire any of the foregoing, whether directly or indirectly.

“ERISA”: The Employee Retirement Income Security Act of 1974, as now or hereinafter in effect, or any successor statute.

“ERISA Affiliate”: As applied to any Person, any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event”: (a) A “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder (other than a “Reportable Event” not subject to the provision for thirty (30) day notice to the Pension Benefit Guaranty Corporation under such regulations), or (b) the withdrawal of the Borrower or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(l) (2) or 4068(f) of ERISA, or (c) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; or (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, or (e) the institution of proceedings to terminate a Pension Plan by the Pension Benefit Guaranty Corporation, or (f) the withdrawal of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (g) the imposition of a lien pursuant to Section 412(n) of the Code.

“GAAP”: Subject to Section 1.2(a) hereof, United States generally accepted accounting principles applied on a consistent basis.

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“Governmental Approval”: Any approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority.

“Governmental Authority”: Any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Guarantor”: The Parent and each Person who becomes a Guarantor after the Closing Date, and “Guarantors” means all such Persons, collectively.

“Guaranty”: The certain Guaranty Agreement(s), in form and substance satisfactory to the Lender, in its sole discretion, executed and delivered by the Guarantor(s) to the Lender, as amended, modified or supplemented from time to time.

“Hedging Contract”: Any rate or currency swap, cap or collar agreement or any other agreement designed to hedge risk with respect to interest rate or currency fluctuations.

“Intellectual Property”: Any patent, copyright, service mark, trademark, trade name or other intellectual property or rights therein or licenses thereof.

“Interest Payment Date”: The first day of each calendar month and the Maturity Date.

“Interest Period”: Initially, the period commencing on the Closing Date and ending on the last day of the calendar month in which the Closing Date occurs and thereafter, successive one-month periods commencing on the first day of each calendar month and ending on the last day of such calendar month.

“Interest Rate”: (a) With respect to the Term Loan A, twelve and one half percent (12.50%) per annum, plus the Applicable Margin; and (b) with respect to the Term Loan B, fourteen percent (14.00%) per annum, plus the Applicable Margin, in each case payable in the form and in the manner described in Section 2.4.

“IP Security Agreements”: Collectively, any and all patent, trademark, and copyright security agreements, in form and substance satisfactory to the Lender, executed and delivered by the Borrower and its Subsidiaries in favor of the Lender, as amended, modified or supplemented from time to time.

“Law” and “Laws”: Any federal, state or local law, statute, rule, regulation, ordinance, order, decree, directive, requirement, code, notice of violation or rule of common law, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof by a Governmental Authority, including any judicial or administrative order, determination, consent decree or judgment.

“Lien”: Any lien, mortgage, deed of trust, pledge, security interest, charge, or encumbrance of any kind (including any conditional sale, trust receipt or other title retention agreement, any lease, consignment, bailment, trust or assignment in the nature thereof, and any agreement to give any security interest).

“Loan Documents”: This Agreement, the Notes, the Security Documents, the Environmental Indemnity, and each additional agreement, instrument, document, Notice or certificate delivered to the Lender by or on behalf of a Loan Party in connection with this Agreement, the credit extended hereunder or the Collateral securing the Obligations.

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“Loan Party”: The Borrower, the Guarantors and any other Person from time to time executing a Loan Document (other than the Lender), and “Loan Parties” means all such Persons, collectively.

“Loans”: The Term Loan A and the Term Loan B.

“Material Adverse Effect”: (a) A material adverse change in, or material adverse effect on, the business, operations, properties, assets, condition (financial or otherwise), stockholders’ equity, contingent liabilities, material agreements or prospects of the Borrower and its Subsidiaries, taken on as whole, or (b) the impairment of the ability of any of the Loan Parties to perform, or the Lender to enforce, the Obligations.

“Maturity Date”: August 17, 2020.

“Mortgage”: That certain Open-End Mortgage, Security Agreement, and Fixture Filing in form and substance satisfactory to Lender, in its sole discretion, with respect to the Mortgaged Property executed and delivered by the Borrower, as mortgagor, for the benefit of the Lender, as mortgagee, as amended, modified or supplemented from time to time.

“Mortgaged Property”: Has the meaning given to such term in the Mortgage.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 3(37) of ERISA.

“Note” and “Notes”: The Term Loan A Note, the Term Loan B Note and any combination thereof.

“Obligations”: All debts, liabilities and obligations of every kind or nature of the Loan Parties from time to time owed to the Lender under the Loan Documents, whether for principal interest, fees, expenses, indemnification or otherwise (specifically including any obligations accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to any Loan Party, whether or not a claim for such the same is allowed).

“Officer’s Certificate”: A certificate signed by the Chief Executive Officer or Chief Financial Officer of the Borrower.

“Parent”: Amerinac Holding Corp., a Delaware corporation, and its successors and assigns.

“Pension Plan”: Any Employee Benefit Plan other than a Multiemployer Plan which is subject to Section 412 of the Code or Section 302 of ERISA.

“Permitted Debt”: Debt permitted by Section 7.3.

“Permitted Investments”: Investments permitted by Section 7.7.

“Permitted Liens”: Liens permitted by Section 7.2.

“Person”: An individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pledge Agreement”: That certain Pledge Agreement, in form and substance satisfactory to the Lender, executed and delivered by the Parent to the Lender with respect to the Parent’s Equity Interests in the Borrower, as amended, modified or supplemented from time to time.

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“Potential Event of Default”: Any event, act, condition or occurrence which, after the giving of Notice or the lapse of time or both, would constitute an Event of Default.

“Sale Order”: That certain Order Confirming the Sale of Property Free and Clear of all Liens, Claims and Encumbrances, dated July 24, 2017, entered by the United States Bankruptcy Court for the Western District of Pennsylvania in the chapter 11 bankruptcy case of Prime Metals & Alloys, Inc., a Delaware corporation, Bankruptcy Case No. 17-70164-JAD, Docket No. 193, as amended, supplemented or modified from time to time.

“Security Agreement”: That certain Security Agreement, in form and substance satisfactory to the Lender, executed and delivered by the Borrower and its Subsidiaries to the Lender, as amended, modified or supplemented from time to time.

“Security Documents”: The Guaranty, the Security Agreement, the Mortgage, the Assignment of Leases and Rents, the Control Agreements, the IP Security Agreements, the Pledge Agreement, and any other agreements granting or purporting to grant the Lender a Lien to secure, or to guaranty, the Obligations or subordinating other Debt to the Obligations.

“Subsidiary”: A corporation, partnership, trust, limited liability company or other business entity of which more than fifty percent (50%) of the shares of the Equity Interests having ordinary voting power (without regard to the occurrence of any contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, directly, or indirectly through one or more Subsidiaries, or both, by the Borrower.

“Vendor Program”: A program of the Borrower approved by the Lender pursuant to which the Borrower intends to make certain payments to certain of its vendors, or enter into certain agreements or arrangements to make certain payments to its vendors, in each case outside of the ordinary course of the Borrower’s business relationship with such vendors.

“UCC”: The Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania, as in effect from time to time.

(b) Other Defined Terms. The following capitalized terms are defined in the Sections indicated: Additional Equity Contribution (6.12); Compliance Certificate (6.1(e)); Event of Default (8.1); Indemnified Liabilities (9.4); Initial Equity Contribution (5.1(c)); Investments (7.7); Notices (9.3); Projections (4.6); Term Loan A (2.1(a)); Term Loan A Note (2.1(b)); Term Loan B (2.2(a)); Term Loan B Note (2.2(b)); and Investments (7.7).

(c) Uniform Commercial Code Terms: All terms used herein and defined in the UCC, including, without limitation, the terms accessions, account, account debtor, certificated security, chattel paper, commercial tort claim, deposit account, document, electronic chattel paper, equipment, financial asset, fixtures, general intangible, goods, health-care-insurance receivable, instrument, inventory, investment property, letter-of-credit right, payment intangibles, proceeds, securities accounts, security, security entitlement, software, supporting obligations and uncertificated security, shall have the meaning given therein unless otherwise defined herein or unless the context provides otherwise.

1.2 Other Definitional Provisions.

(a) Accounting Principles. As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP would affect the computation of any financial covenant or requirement set forth in any Loan Document, and the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such covenant or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

(b) Subsidiaries. So long as the Borrower does not have any Subsidiaries, references to a Subsidiary or Subsidiaries in this Agreement shall be deemed to be deleted.

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1.3 Construction.

(a) Construction. No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting shall apply to any Loan Documents.

(b) Rules of Construction. Except as expressly provided otherwise, when used in this Agreement (i) “or” is not exclusive, (ii) “hereunder,” “herein,” “hereof’ and the like refer to this Agreement as a whole, (iii) “Article,” “Section,” “Schedule” and “Exhibit” refer to Articles, Sections, Schedules and Exhibits of this Agreement, (iv) terms defined in the singular shall have a correlative meaning when used in the plural and vice versa, (v) a reference to a Law includes any amendment, modification or supplement to, or replacement of, such Law and (vi) a reference to a document shall mean such document as the same may be amended, modified or supplemented from time to time in accordance with its terms. The cover page and the Exhibits and Schedules annexed hereto are incorporated as a part of this Agreement with the same effect as if set forth in the body hereof. All captions and headings herein are for convenience only and shall not affect the interpretation or construction hereof.

ARTICLE II

THE LOANS

2.1 The Term Loan A.

(a) Term Loan A. The Lender agrees, on the terms and conditions hereinafter set forth, to make a loan to the Borrower on the Closing Date in the amount of Four Million Five Hundred Thousand and 00/100 Dollars ($4,500,000.00) (the “Term Loan A”). Principal amounts of the Term Loan A that are repaid may not be re-advanced.

(b) Term Loan A Note. The Term Loan A made by the Lender pursuant hereto shall be evidenced by a promissory note of the Borrower, in form and substance satisfactory to the Lender (as amended, modified, or supplemented from time to time, the “Term Loan A Note”), payable to the order of the Lender and representing the obligation of the Borrower to pay the unpaid principal amount of the Term Loan A made by the Lender, with interest thereon as prescribed in Section 2.4, which is deemed incorporated herein by reference and made part hereof.

2.2 The Term Loan B.

(a) Term Loan B. The Lender agrees, on the terms and conditions hereinafter set forth, to make a loan to the Borrower on the Closing Date in the amount of Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00) (the “Term Loan B”). Principal amounts of the Term Loan B that are repaid may not be re-advanced.

(b) Term Loan B Note. The Term Loan B made by the Lender pursuant hereto shall be evidenced by a promissory note of the Borrower, in form and substance satisfactory to the Lender (as amended, modified, or supplemented from time to time, the “Term Loan B Note”), payable to the order of the Lender and representing the obligation of the Borrower to pay the unpaid principal amount of the Term Loan B made by the Lender, with interest thereon as prescribed in Section 2.4, which is deemed incorporated herein by reference and made part hereof.

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2.3 Repayment.

(a) Scheduled Repayments.

(i) Term Loan A. The principal amount of the Term Loan A shall be payable in consecutive monthly installments payable commencing on September 1, 2018 and continuing on the first day of each calendar month thereafter, each such installment to be in the principal amount as specified in the amortization schedule attached hereto as Exhibit B. To the extent not due and payable earlier, the Term Loan A, together with accrued interest thereon, shall be due and payable on the Maturity Date.

(ii) Term Loan B. The principal amount of the Term Loan B shall be payable in consecutive monthly installments payable commencing on September 1, 2017 and continuing on the first day of each calendar month thereafter, each such installment to be in the principal amount as specified in the amortization schedule attached hereto as Exhibit C. To the extent not due and payable earlier, the Term Loan B, together with accrued interest thereon, shall be due and payable on the Maturity Date.

(b) Mandatory Prepayments.

(i) Asset Sales. Upon any Asset Sale, the Lender may accelerate the maturity, and demand immediate payment in full, of some or all of the Obligations.

(ii) Payment Defaults. Upon any Event of Default under Section 8.1, the Lender may accelerate the maturity, and demand immediate payment in full, some or all of the Obligations.

(iii) Applicability of Certain Provisions. Prepayments required by this Section 2.3(b) are subject to all of the terms and conditions applicable to prepayments generally pursuant to Sections 2.3(c) and 3.3.

(c) Optional Prepayments. The Borrower may at its option prepay the Loans, in whole or in part, at any time and from time to time, by giving at least ten (10) days prior written Notice to the Lender, in each case specifying the date and the amount of payment, which Notice shall be irrevocable. The Borrower shall make no more than one (1) voluntary prepayment of each Loan in a respective calendar month. Any such prepayment, whether in whole or in part, shall be accompanied by payment of all interest accrued under this Agreement to the date of prepayment and all other amounts due and payable hereunder or under any of the other Loan Documents. Payments which are partial principal prepayments of a Loan shall be applied to the principal installments of such Loan of latest maturity. No partial prepayment shall alter, reduce or eliminate any payment otherwise due hereunder. Any prepayments of principal during the period from the Closing Date through the day before the one year anniversary of the Closing Date will be subject to a fee payable to the Lender equal to the interest that would have accrued on the principal amount prepaid from the date of such prepayment through the day before the one year anniversary of the Closing Date with the exception that such fee shall not be chargeable to the Borrower if the specific prepayment resulted solely from the operating cash flow of the Borrower and provided that such operating cash flow was not directly or indirectly from the proceeds of an Asset Sale by the Borrower or its Subsidiaries, a recapitalization or issuance of Equity Interests of the Borrower or its Subsidiaries, or a refinancing or other incurrence of Debt by the Borrower or its Subsidiaries. Subject to the exception contained within the previous sentence, the prepayment premium provided for herein shall be applicable to any prepayment of principal whatsoever and for whatsoever reason, including, without limitation, as a result of demand, acceleration upon default, foreclosure, sale or destruction of the Collateral, or otherwise, notwithstanding whether caused by the Lender, the Borrower or any other Person, or during or as a result of any action taken in a judicial, bankruptcy, governmental, or any other legal proceeding.

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2.4 Interest Rates. The unpaid principal amount of the Loans shall bear interest for each day until due on the basis of the applicable Interest Rate for each Interest Period. Interest with respect to each Loan shall be payable in cash in arrears on each Interest Payment Date for such Loan; provided, however, that the portion of the interest accrued pursuant to the Applicable Margin may, at the election of the Borrower, be paid in cash or in kind with a corresponding decrease or increase to the Applicable Margin, as contemplated in the definition thereof. All interest on any Loan payable in kind on any Interest Payment Date shall be capitalized and added to the outstanding principal amount of such Loan on such date (inclusive of any amount theretofore so added pursuant to this sentence). For purposes of this Agreement and the other Loan Documents, the amounts so capitalized pursuant to the foregoing sentence shall bear interest in accordance with this Section 2.4 as such amounts shall constitute a portion of the Loans hereunder.

ARTICLE III

GENERAL PROVISIONS CONCERNING THE LOANS

3.1 Use of Proceeds. The proceeds of the Loans hereunder shall be used by the Borrower to fund the purchase price of the acquisition pursuant to the APA and the Sale Order.

3.2 Making the Loans. Upon satisfaction of the applicable conditions set forth in Article V, the Lender will make available the proceeds of the Loans to the Borrower by crediting the account of the Borrower on the books of the Lender.

3.3 Transactional Amounts. Except as otherwise set forth in this Agreement, every prepayment of a Loan shall be in a principal amount of at least $25,000 or a higher integral multiple of $25,000.

3.4 Post-Maturity Interest and Late Fees.

(a) Default Interest. Notwithstanding anything to the contrary contained in Section 2.4, if an Event of Default has occurred and is continuing, the unpaid principal amount of the Loans shall bear interest at the Default Rate and any fees, indemnity or other amounts due hereunder shall bear interest at the Default Rate with the highest portion of cash interest. The Borrower hereby acknowledges that: (i) such Default Rate is a material inducement to the Lender to make the Loans available to the Borrower, (ii) the Lender would not have made the Loans available to the Borrower in the absence of the agreement of the Borrower to pay such Default Rate, (iii) such Default Rate represents compensation for increased risk to the Lender that the Loans will not be repaid, and (iv) such Default Rate is not a penalty and represents a reasonable estimate of (1) the cost to the Lender in allocating its resources (both personnel and financial) to the on-going review, monitoring, administration and collection of the Loans and (2) compensation to the Lender for losses that are difficult to ascertain.

(b) Late Fee. To the extent permitted by Law, the Lender shall have the right to assess, and the Borrower shall pay, a late fee if any principal, interest, or fees under this Agreement are not paid within ten (10) days after their due date, and in such a case, the late charge shall be in an amount equal to the greater of Twenty Dollars ($20.00) or five percent (5%) of the amount not timely paid.

3.5 Computation of Interest and Fees; Determinations by Lender.

(a) Calculations. Interest shall be calculated on the basis of a 360 day year for the actual days elapsed.

(b) Determination by Lender. Each determination of an interest rate, fee, cost, indemnification or other amount by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

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(c) Continuing Obligation. All contractual rates of interest chargeable on outstanding principal under the Loans shall continue to accrue and be paid even after a Potential Event of Default, an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

(d) Lawful Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines that the Lender has charged or received interest hereunder in excess of the highest applicable rate, the Lender shall apply, in its sole discretion, and set off such excess interest received by the Lender against other Obligations due or to become due, and such rate shall automatically be reduced to the maximum rate permitted by such Law.

3.6 Payments.

(a) The Borrower shall make each payment of principal, interest, fees, indemnity, expenses or other amounts hereunder or under any Loan Document, without setoff or counterclaim, not later than 12:00 o’clock, Noon, Denver, Colorado time, on the day when due in Dollars to the Lender at the office of the Lender designated from time to time, in immediately available funds, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, and without setoff, counterclaim, withholding or other deduction of any kind. Any payment received by the Lender after 12:00 o’clock, Noon, Denver, Colorado time, on any day shall be deemed to have been received on the next succeeding Business Day.

(b) So long as there does not exist an Event of Default, all payments of principal and interest in respect of the Loans, all payments of the fees described herein and all payments in respect of any other Obligation shall be allocated by the Lender as it may be entitled thereto as provided herein. Prior to the occurrence of an Event of Default, the Lender shall apply all payments remitted to the Lender and all amounts and proceeds of Collateral received by the Lender, subject to the provisions of this Agreement, (i) first, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due and owing to the Lender from the Borrower (other than payments of principal and/or interest); (ii) second, to pay interest due in respect of the Loans, and (iii) third, to pay or prepay principal in connection with the Loans; provided, however, after the occurrence of an Event of Default, payments will be applied to the Obligations as the Lender shall determine in its sole and absolute discretion as provided for in Section 8.2 of this Agreement.

3.7 Payment on Non-Business Days. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lender to make the Loans to the Borrower, the Borrower represents and warrants to the Lender as follows:

4.1 Organization. The Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, as applicable, and has all requisite corporate power and authority to own and operate its properties and to carry out its business. The Borrower and each Subsidiary is duly qualified and in good standing in all jurisdictions where the nature of its business or ownership of property requires such qualification. A list of all states and other jurisdictions where the Borrower and each of its Subsidiaries is qualified to do business is shown on Schedule 4.1 attached hereto and made part hereof.

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4.2 Authorization. The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents, and the making of the borrowings hereunder, are within the Borrower’s and its Subsidiaries’ corporate powers and have been duly authorized by all necessary corporate action.

4.3 No Conflict. The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents do not (a) violate the Borrower’s or any of its Subsidiaries’ charter, by-laws, partnership agreement, operating agreement or other organizational or governing documents, (b) violate any Law applicable to the Borrower or any of its Subsidiaries or (c) result in a breach of or a default under, or result in or require the imposition of a Lien pursuant to, any contract, agreement or instrument binding on the Borrower or any of its Subsidiaries.

4.4 Governmental Approval. No Governmental Approval is required for the due execution, delivery and performance by the Borrower or any of its Subsidiaries of the Loan Documents.

4.5 Validity. The Loan Documents are the binding obligations of the Borrower and its Subsidiaries, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

4.6 Places of Business. The only places of business of the Borrower and its Subsidiaries, and the places where the Borrower and its Subsidiaries keep and intend to keep their assets, are at the addresses shown on Schedule 4.6 attached hereto and made part hereof.

4.7 Corporate Structure and Ownership. Schedule 4.7 sets forth the names of the record and beneficial owners of all Equity Interests of the Borrower and each Subsidiary and the amount thereof owned by each of them. All of such Equity Interests are duly authorized, validly issued and are fully paid and nonassessable. Except as set forth on Schedule 4.7, there are no voting arrangements, restrictions on transfer or other arrangements that pertain to the Equity Interests.

4.8 Partnerships. Neither the Borrower nor any Subsidiary of the Borrower is a partner of a partnership or a party to a joint venture or otherwise has an obligation to make capital contributions to, or be generally liable for or on account of, the debts or liabilities of any other Person.

4.9 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower or any of its Subsidiaries, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in similar locations, and the Borrower and its Subsidiaries maintain the insurance required by Section 6.5.

4.10 Litigation. Except as set forth on Schedule 4.10 hereto, there is no pending or threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any Governmental Authority.

4.11 Employee Benefit Plans. The Borrower, its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with any applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans. No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan. Neither the Borrower nor any of its Subsidiaries nor any of their respective ERISA Affiliates has or presently contributes to a Multiemployer Plan. No assets of an Employee Benefit Plan will be used to repay or secure any Loan or be involved in any way with, and no “prohibited transaction” as defined in ERISA or the Code shall occur as a result of, the transactions contemplated by this Agreement.

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4.12 Environmental Matters. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect on their respective businesses, operations and properties of Environmental Laws and all claims, however asserted, alleging potential liability or responsibility for violation of any Environmental Law or release or injury to the environment or responsibility for remediation actions. Except as set forth on Schedule 4.12, the Borrower and its Subsidiaries are in compliance with all Environmental Laws and no event or condition has occurred or is occurring with respect to the Borrower or any of its Subsidiaries relating to any Environmental Law that has resulted in or could reasonably be expected to result in such claims, or is or could reasonably be expected to be the subject of any investigation, proceeding, settlement, except violations and claims that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries have all Governmental Approvals relating to environmental matters necessary for the ownership and operation of their respective properties and businesses as presently owned and operated and as presently proposed to be owned and operated, except for those the absence of which, individually, or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor its Subsidiaries has transported or arranged for the transport of any materials subject to Environmental Laws to any environmental clean-up site.

4.13 Title to Properties; Liens. The Borrower and its Subsidiaries have (a) good, sufficient and legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (c) good title to (in the case of all other personal property), all of their respective properties and assets. All such properties and assets are free and clear of Liens, other than Permitted Liens.

4.14 Payment of Taxes. Except to the extent permitted by Section 6.4, all tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable. The Borrower knows of no proposed tax assessment against the Borrower or any of its Subsidiaries.

4.15 Governmental Regulation. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Debt or which may otherwise render all or any portion of the Obligations unenforceable.

4.16 Governmental Approval, Intellectual Property, etc. Except as disclosed in Schedule 4.16, (a) the Borrower and its Subsidiaries own or possess all Governmental Approvals and Intellectual Property necessary for the operation of their respective businesses, without known conflict with the rights of others; (b) no product or process of the Borrower or its Subsidiaries violates or infringes any Governmental Approval or Intellectual Property owned by any other Person; (c) there is no violation or infringement by any Person of any right of the Borrower or any of its Subsidiaries with respect to any Government Approval or Intellectual Property owned or used by the Borrower or any of its Subsidiaries; and (d) Schedule 4.16 lists all of the Borrower’s and its Subsidiaries’ registered Intellectual Property.

4.17 Labor Disputes and Casualties. Neither the Borrower nor any its Subsidiaries are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of public enemy, or other casualty (whether or not covered by insurance).

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4.18 Compliance. Neither the Borrower nor any of its Subsidiaries are in default in the performance of any agreement or instrument to which it may be a party or by which its properties may be bound, or in violation of any Law.

4.19 Margin Stock. Neither the Borrower nor any of its Subsidiaries are engaged in, and do not have as one of their substantial activities, the business of extending or obtaining credit for the purpose of purchasing or carrying “margin stock” (as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System), and no proceeds of any Loans have been or will be used for such purpose or for the purpose of purchasing or carrying any shares of margin stock. None of the Collateral consists of margin stock.

4.20 Personal Property Collateral Matters.

(a) Names and Organization. The Borrower and each of its Subsidiaries’ names as they appear in official filings in the state of their respective organization, type of organization, jurisdiction of organization, organization number provided by the applicable Government Authority, and chief executive office are set forth on Schedule 4.20. Neither the Borrower nor any of its Subsidiaries (or predecessor by merger or otherwise) has, within the four-month period preceding the date hereof, (or, in the case of an additional Subsidiary under Section 6.10, the date it becomes a Guarantor) had a different name from the name of such Person listed on the signature pages hereof, except as set forth on Schedule 4.20.

(b) First Priority Lien. The Security Documents create a valid security interest and lien in the Collateral in favor of the Lender securing the Obligations, which security interest and lien has been duly perfected and is prior to all other Liens, except for Permitted Liens. All filings and other actions necessary or desirable to perfect and protect such security interest in favor of the Lender have been duly made and taken.

(c) Possession or Control of Certain Collateral. Except as set forth in Schedule 4.20, the Borrower and its Subsidiaries have exclusive possession and control of the Equipment and Inventory (in each case as defined in the Security Agreement). The Borrower and its Subsidiaries have delivered to the Lender possession of all originals of all promissory notes or other instruments, stock certificates, chattel paper and negotiable documents constituting Collateral. None of the Accounts (as defined in the Security Agreement) is evidenced by a promissory note or other instrument, chattel paper or negotiable document. The Borrower and its Subsidiaries only maintain deposit accounts and securities accounts covered by Control Agreements.

4.21 Subsidiaries. The Borrower does not have any Subsidiaries, except as shown on Schedule 4.21 attached hereto and made part hereof.

4.22 Solvency. The Borrower and each of its Subsidiaries are and, upon the incurrence of any Obligations by the Borrower on any date on which this representation is made or restated, will be, solvent within the meaning of applicable Laws relating to fraudulent conveyances.

4.23 Disclosure. No financial or other information, exhibit or report furnished to the Lender by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.

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4.24 Investments, Guarantees, Contracts, etc..

(a) Neither the Borrower nor its Subsidiaries owns or holds equity or long term debt Investments in, or have any outstanding advances to, any other Person, except as shown on Schedule 4.24(a).

(b) Neither the Borrower nor its Subsidiaries has entered into any leases for real or personal property (whether as landlord or tenant or lessor or lessee), except as shown on Schedule 4.24(b).

(c) Neither the Borrower nor its Subsidiaries is party to any contract or agreement, or subject to any charter or other corporate restriction, which has or could reasonably be expected to have a Material Adverse Effect.

(d) Except as otherwise specifically provided in this Agreement, neither the Borrower nor its Subsidiaries has agreed or consented to cause or permit any of its assets whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise), to a Lien not permitted by this Agreement.

4.25 Commercial Purpose of Loans. The purpose of the Loans is a commercial business purpose and not a personal, family, or household purpose. No portion of the Collateral is being used by any Loan Party or any other Person for any personal, family or household purposes.

ARTICLE V

CONDITIONS OF LENDING

5.1 Conditions Precedent to the Loans. The obligation of the Lender to make the Loans is subject to the following conditions precedent:

(a) Loan Documents. The Lender shall have received the Loan Documents, in form and substance satisfactory to the Lender (if requiring signature, and unless otherwise provided, duly executed by all parties thereto other than the Lender).

(b) Corporate Action. The Lender shall have received the following, each dated the Closing Date:

(i) Copies of the Certificate of Formation of the Borrower, certified as of a recent date by the Secretary of State of its state of organization and a good standing certificate (or equivalent) from such state;

(ii) Copies of (A) the operating agreement or similar governing documents, if any, of the Borrower, and (B) resolutions of the Board of Directors or other authorizing documents of the Borrower, in form and substance satisfactory to the Lender, approving the Loan Documents and the borrowings hereunder, certified by the Secretary or an Assistant Secretary of the Borrower; and

(iii) An incumbency certificate executed by the Secretary or an Assistant Secretary of the Borrower, certifying the names and signatures of the officers of the Borrower authorized to sign the Loan Documents; and

(iv) In connection with Loan Documents executed by Loan Parties other than the Borrower, certified organization and governing documents, resolutions, incumbency certificates and authorizing documents comparable to the foregoing.

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(c) Acquisition & Equity Contribution. All conditions precedent to the closing of the acquisition pursuant to the APA and the Sale Order, other than payment of the purchase price, shall have been satisfied or waived, and the Borrower shall have provided evidence satisfactory to the Lender of the same. The Parent shall have made an initial equity contribution to the Borrower in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the “Initial Equity Contribution”) and provided evidence satisfactory to the Lender of the same.

(d) Insurance. The Lender shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect.

(e) Security Matters and Documents. The Lender shall have received:

(i) UCC, tax, judgment, litigation and lien searches from all locations requested by the Lender, together with lien termination documents satisfactory to the Lender terminating all liens shown on such searches that are not Permitted Liens; and

(ii) Title insurance with respect to the Mortgaged Property from a nationally recognized title insurance company in customary ALTA form in an amount satisfactory to the Lender, free and clear of any defects and exceptions other than usual and ordinary title exceptions acceptable to the Lender.

(f) Fees, Expenses, etc. All fees, expenses and other compensation required to be paid to the Lender pursuant hereto or pursuant to any other written agreement on or prior to the Closing Date shall have been paid or received.

(g) Representations. The representations and warranties contained in Article IV or any other Loan Document are true and correct in all respects.

(h) No Default. No event or condition has occurred and is continuing, which constitutes an Event of Default or Potential Event of Default.

(i) General. All corporate and legal proceedings and all instruments and documents in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in content, form and substance to the Lender and its counsel, and the Lender and the Lender’s counsel shall have received any and all further information and documents which the Lender or such counsel may reasonably have requested in connection therewith.

(j) Material Adverse Effect. There shall not have occurred, or been threatened, any

Material Adverse Effect.

(k) Officer’s Certificate. An Officer’s Certificate certifying as to the matters set forth in Section 5.1.

5.2 Closing. Subject to the foregoing conditions of Section 5.1, the Loans shall be made available on the date of this Agreement and at such time as may be mutually agreeable to the parties contemporaneously with the execution hereof.

5.3 No Waiver of Rights. The Lender’s completion of the closing hereunder, or making of the Loans hereunder, prior to or without the fulfillment by the Borrower of all of the conditions precedent thereto, whether or not known to the Lender, shall not constitute a waiver by the Lender of the requirement that all conditions precedent, including the unsatisfied conditions precedent, shall be fulfilled by the Borrower. Without limiting the generality of the foregoing, by completing the closing hereunder, or by making the Loans hereunder, the Lender does not thereby waive a breach of any warranty or representation made hereunder, any other Loan Document, or under any agreement, document, or instrument delivered to the Lender or otherwise referred to herein or therein, and any claims and rights of the Lender resulting from any breach or misrepresentation are specifically reserved by the Lender.

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ARTICLE VI COVENANTS

So long as any Obligation shall remain unpaid, the Borrower will, unless the Lender shall otherwise consent in writing:

6.1 Financial Information. Furnish, or cause to be furnished, to the Lender such data, reports, statements and information, financial or otherwise, as the Lender may reasonably request, including, without limitation:

(a) As soon as available, but in any event within ninety (90) days after the close of each fiscal year of the Borrower, independent certified public accountant audited consolidated statements of income, cash flows and stockholders’ equity for the Borrower and its Subsidiaries for such fiscal year and a consolidated balance sheet for the Borrower and its Subsidiaries as of the close of such fiscal year, all in reasonable detail and certified by an authorized representative of the Borrower, as presenting fairly the financial position of the Borrower and its Subsidiaries, as of the end of such fiscal year and the results of its operations and cash flows for such fiscal year, in conformity with GAAP, together with calculations of the financial covenants set forth in Section 7.1(a) and demonstrating in reasonable detail compliance at the end of such accounting period with the requirements of Section 7.1(a);

(b) As soon as available, but in any event within thirty (30) days of filing of same with the Internal Revenue Service, complete copies (in each case signed by the Borrower or its Subsidiaries, as applicable), of the Borrower’s and its Subsidiaries’ Federal income tax return(s) for such calendar year, together with any and all schedules and exhibits annexed thereto; provided, however, that such tax return(s) shall be provided no later than November 15th of each calendar year. In the event that the Borrower and its Subsidiaries files a request for an extension of time in which to file the Borrower’s and its Subsidiaries’ Federal income tax return(s) with the Internal Revenue Service, then the Borrower and its Subsidiaries shall, on or before April 15th of that calendar year, provide the Lender with an email stating that the Borrower and its Subsidiaries has filed an extension with the Internal Revenue Service;

(c) As soon as available, but in any event within forty-five (45) days after the close of each fiscal quarter of the Borrower, management prepared consolidated statements of income, cash flows and stockholders’ equity for the Borrower and its Subsidiaries for such fiscal quarter and a consolidated balance sheet for the Borrower and its Subsidiaries as of the close of such fiscal quarter, all in reasonable detail and certified by an authorized representative of the Borrower, as presenting fairly the financial position of the Borrower and its Subsidiaries, as of the end of such fiscal quarter and the results of its operations and cash flows for such fiscal year, in conformity with GAAP, together with calculations of the financial covenants set forth in Section 7.1(a) and demonstrating in reasonable detail compliance at the end of such accounting period with the requirements of Section 7.1(a);

(d) Along with the set of financial statements delivered to the Lender at the end of each fiscal quarter pursuant to Section 6.1(c) and the annual financial statements delivered to the Lender pursuant to Section 6.1(a), and within fifteen (15) days after the close of each fiscal month of the Borrower, the Borrower shall deliver to Lender an Officer’s Certificate in the form of Exhibit A setting forth (a “Compliance Certificate”):

(i) Event of Default. That the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his/her supervision) a review of the transactions and conditions of the Loan Parties from the beginning of the accounting period covered to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes a Potential Event of Default or an Event of Default or, if any such condition or event exists, specifying the nature and period of existence thereof and what action the Loan Parties have taken or propose to take with respect thereto; and

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(ii) Covenant Compliance. The information (including detailed calculations) required in order to establish that the Borrower in compliance with the applicable requirements of Section7.1 of this Agreement, as of the end of the accounting period covered.

6.2 Notices and Information. Deliver to the Lender:

(a) promptly upon the Borrower or any of its Subsidiaries obtaining knowledge (i) of any condition or event which constitutes an Event of Default or a Potential Event of Default, (ii) that any Person has given any notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed cross-default of the type referred to in Section 8.1(e), (iii) of the institution of, or any adverse development in, any litigation involving an alleged liability (including possible forfeiture of property) of the Borrower or any of its Subsidiaries greater than $100,000, in the aggregate, (iv) of any material casualty to any Collateral resulting in a loss in excess of $100,000, in the aggregate, or (v) of a condition or events that could reasonably be expected to cause a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of any such condition or event, and what action the Borrower and its Subsidiaries are taking with respect thereto;

(b) promptly upon any officer of the Borrower or any of its Subsidiaries becoming aware of the occurrence of or forthcoming occurrence of any (i) ERISA Event, or (ii) “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with any Employee Benefit Plan or any trust created thereunder, an Officer’s Certificate specifying the nature thereof, what action the Borrower and its Subsidiaries has taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation with respect thereto;

(c) with reasonable promptness following receipt thereof by the Borrower or any of its Subsidiaries, copies of (i) all notices received by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of the Pension Benefit Guaranty Corporation’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan; (ii) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; and (iii) all notices received by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

(d) promptly, and in any event within thirty (30) days following receipt thereof by the Borrower or any of its Subsidiaries, a copy of any notice, summons, citation, directive, letter or other form of communication from any Governmental Authority or court in any way concerning any action or omission on the part of the Borrower or any of its Subsidiaries in connection with any substance defined as toxic or hazardous by any applicable Environmental Law or any waste or by product thereof, or concerning the filing of a Lien upon, against or in connection with the Borrower, its Subsidiaries, or any of their leased or owned real or personal property, in connection with a Hazardous Substance Superfund or a Post-Closure Liability Fund as maintained pursuant to Section 9507 of the Code; and

(e) promptly, and in any event within ten (10) days after request, such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Lender.

6.3 Corporate Existence, Etc. At all times preserve and keep in full force and effect the Borrower’s and its Subsidiaries’ corporate existence, good standing and tax election status; and at all times obtain and maintain the rights, franchises, licenses, Intellectual Property and Governmental Approvals material to the Borrower’s business and those of each of its Subsidiaries.

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6.4 Payment of Obligations. Pay and discharge as the same shall become due and payable, all obligations and liabilities of the Borrower and its Subsidiaries, including (a) all tax liabilities, assessments and governmental charges or levies upon the Borrower or its Subsidiaries or their respective properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by Law become a Lien upon the Borrower’s or any of its Subsidiaries’ property; and (c) all Debt, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt.

6.5 Maintenance of Properties. Maintain or cause to be maintained in good repair, working order and condition all material properties used or useful in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

6.6 Insurance. Maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by entities of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other businesses and as is acceptable to the Lender and all additional insurance required by the Security Documents, including, as applicable and without limitation, (i) “all-risk” fire and extended coverage hazard insurance in an amount not less than 100% of the full insurable replacement value of the real property of the Borrower and its Subsidiaries and its contents, (ii) comprehensive general public liability insurance and (iii) business interruption insurance. All policies of insurance shall insure the Lender as its interest may appear, shall bear a long-form lender’s loss payable endorsement, shall list the Lender as an additional insured with respect to liability coverages, shall list the Lender a mortgagee with respect to casualty coverages and shall require thirty (30) days’ Notice of cancellation or material change endorsements in favor of the Lender.

6.7 Inspection. Permit any authorized representatives designated by the Lender and at the expense of the Lender to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers, members, employees, representatives and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested; provided, that when an Event of Default exists, the foregoing shall be at the expense of the Borrower.

6.8 Compliance with Laws, Etc. Exercise, and cause each of its Subsidiaries to exercise, all due diligence in order to comply with the requirements of all applicable Laws, including, without limitation, all Environmental Laws.

6.9 Books and Records. Maintain proper records and accounts in which full, true and correct entries in conformity with GAAP, consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries.

6.10 Places of Business. The Borrower shall give thirty (30) days prior written Notice to the Lender of any changes in the location of any of its or its Subsidiaries’ respective physical places of business, of the physical places where records concerning their accounts or where their inventory are kept, or the establishment of any new, or the discontinuance of any existing physical place of business; provided that neither the Borrower nor any of its Subsidiaries may establish any physical place of business outside of the United States of America.

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6.11 Maintenance of Licenses, Permits, etc.. (a) Maintain in full force and effect all licenses, permits, Governmental Approvals, franchises, authorizations or other rights necessary for the operation of its business and the operation of the Mortgaged Property and (b) Notify the Lender in writing, promptly after learning thereof, of the suspension, cancellation, revocation or discontinuance of or of any pending or threatened action or proceeding seeking to suspend, cancel, revoke or discontinue any of the same.

6.12 Equity Contribution. On or before the one hundred and twentieth (120th) day following the Closing Date, the Parent shall make an additional equity contribution to the Borrower in the amount of Five Hundred Thousand Dollars ($500,000.00) (the “Additional Equity Contribution”) and provided evidence satisfactory to the Lender of the same. The Borrower shall use the Initial Equity Contribution and the Additional Equity Contribution for working capital, liquidity and general corporate purposes.

6.13 Board Observer. The Borrower and its Subsidiaries shall allow one observer designated by the Lender to attend and participate in all meetings of the board of directors of the Borrower and its Subsidiaries (including executive sessions and all committees and sub-committees thereof) in a nonvoting capacity, and in connection therewith, the Borrower and its Subsidiaries shall give such observer copies of all notices, minutes, consents, and other materials, financial or otherwise, which the Borrower or any of its Subsidiaries provides to any of its directors; provided, however, that the observer may be excluded from any portion of any meeting where counsel for the Borrower or one of its Subsidiaries is present and such exclusion is necessary to preserve any attorney-client privilege with respect to the communications during such portion of the meeting. The Borrower shall pay the reasonable and documented out-of-pocket expenses (including the cost of airfare, meals and lodging) of such observer in connection with the attendance of such meetings.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Obligation shall remain unpaid, the Borrower will not, without the written consent of the Lender:

7.1 Financial Covenants

(a) Leverage Ratio.

(i) As of August 31, 2018, permit the ratio of: (A) the sum of Consolidated Funded Debt, excluding trade accounts payable, Debt to vendors under Vendor Programs, and Debt under any Capital Lease for which the total amount of Debt under such Capital Lease is less than $20,000.00, minus the aggregate amount of cash of the Borrower and its Subsidiaries to (B) Consolidated EBITDA for the trailing twelve month period then ended to exceed 4.00:1.00.

(ii) As of the end of the fiscal quarter of Borrower ending on September 30, 2018 and as of the end of each subsequent fiscal quarter of the Borrower, permit the ratio of: (A) the sum of Consolidated Funded Debt, excluding trade accounts payable, Debt to vendors under Vendor Programs, and Debt under any Capital Lease for which the total amount of Debt under such Capital Lease is less than $20,000.00, minus the aggregate amount of cash of the Borrower and its Subsidiaries to (B) Consolidated EBITDA for the period of the four fiscal quarters then ended to exceed: (1) 3.90 to 1.00, at the end of any fiscal quarter ending on or before December 31, 2018 or (2) 3.50 to 1:00, at the end of any fiscal quarter thereafter.

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(b) Fixed Charge Coverage Ratio. As of the end of any fiscal quarter of the Borrower, permit the ratio of: (i) the sum of Consolidated EBITDA minus Maintenance Capital Expenditures to (ii) Consolidated Fixed Charges, in each case for the period of the four fiscal quarters then ended, to be less than: (1) 1:00 to 1.00 at the end of any fiscal quarter ending on or before December 31, 2018, (2) 1.10 to 1.00, at the end of the fiscal quarter ending March 31, 2019, (3) 1.20 to 1.00, at the end of the fiscal quarter ending June 30, 2019, (4) 1.30 to 1.00, at the end of the fiscal quarter ending September 30, 2019, or (5) 1.40 to 1:00, at the end of any fiscal quarter thereafter; provided, however, that for the fiscal quarters ending December 31, 2017, March 31, 2018, and June 30, 2018, the Borrower may elect for Consolidated EBITDA, Maintenance Capital Expenditures, and Consolidated Fixed Charges to each be calculated for the period from October 1, 2017 through such period ending date and multiplied, respectively, by (x) four, (y) two, and (z) four thirds (4/3) so as to annualize such amounts for purposes of determining compliance with such ratio.

(c) Minimum Working Capital. As of the end of the fiscal month of the Borrower ending on February 28, 2018 and as of the end of each subsequent fiscal month of the Borrower, permit Consolidated Working Capital to be less than: (i) at the end of any fiscal month ending on or before August 31, 2018, $1,700,000.00 or (ii) at the end of any fiscal month thereafter, the lesser of (A) $1,700,000.00 plus $100,000.00 for each fiscal month ended since August 31, 2018 and (B) $3,000,000.00.

(d) Maximum Capital Expenditures. As of the end of any fiscal quarter of the Borrower, permit the aggregate amount of Capital Expenditures expended by the Borrower and its Subsidiaries for the period of the four fiscal quarters then ended to exceed $1,000,000.00; provided, however, that for the fiscal quarters ending December 31, 2017, March 31, 2018, and June 30, 2018, the Borrower may elect for the aggregate amount of Capital Expenditures expended by the Borrower and its Subsidiaries to be calculated for the period from October 1, 2017 through such period ending date and multiplied, respectively, by (x) four, (y) two, and (z) four thirds (4/3) so as to annualize such amounts for purposes of determining compliance with such covenant.

7.2 Liens, Etc. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any Lien upon or with respect to any of its assets or properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, to or in favor of any Person, except (a) Liens in favor of the Lender; (b) Liens existing on the date hereof and set forth in Schedule 7.2; (c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not yet due and payable or, if due and payable, such amounts are being contested in good faith and by appropriate proceedings by it or its Subsidiary, and it or its Subsidiary shall have set aside on its books adequate reserves in respect thereof, provided further that such Liens are unfiled, no other action has been taken to enforce the same, and its title to, and its right to use, its assets are not materially adversely affected thereby; (d) easements, rights of way, restrictions and similar encumbrances affecting real property which, in the aggregate are not substantial in amount, and which do not materially detract from the value of, or materially interfere with the use of, the property; (e) Liens securing taxes, assessments or governmental charges or levies not delinquent; (f) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like Laws; (g) Liens on fixed assets securing purchase money Permitted Debt, provided that (i) such Lien attached to such assets concurrently, or within twenty (20) days of the acquisition thereof, and only to the assets so acquired, and (ii) a description of the asset acquired is furnished to Lender; (h) deposits to secure the performance of bids, trade contracts, licenses and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (i) any security interests created by financing statements filed pursuant to UCC 9-505 for bailments; and (j) any interest of title of a lessor under, and Liens arising from UCC financing statements solely evidencing such lessor’s interest under, any leases, existing on the Closing Date and shown on Schedule 4.24(b) or any other leases permitted under this Agreement.

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7.3 Debt. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Debt, other than (a) Debt existing on the date hereof and set forth on Schedule 7.3 hereto; (b) Debt owed to the Lender; (c) Debt under Hedging Contracts, provided such Hedging Contracts are entered into in the ordinary course of business and not for speculative purposes and are in form and substance acceptable to the Lender; (d) trade payables incurred in the ordinary course of business; and (e) purchase money Debt (including Capitalized Lease Obligations) hereafter incurred to finance the purchase of fixed assets, provided that (i) such Debt shall not exceed the purchase price of the assets funded and (ii) no such Debt may be refinanced for a principal amount in excess of the principal amount outstanding at the time of such refinancing; and (f) Debt owed to the Borrower by a Subsidiary, or to a Subsidiary by the Borrower, to the extent the loan pursuant to which such Debt is created is a Permitted Investment.

7.4 Lease Obligations. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any obligations for the payment of rent for any property under leases or agreements to lease (other than Capital Leases) which would cause the direct or contingent liabilities of the Borrower and its Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed

$100,000.00 payable in any fiscal year of the Borrower.

7.5 Equity Payments, Etc. Issue Equity Interests of the Borrower or its Subsidiaries, declare or pay any dividends, purchase or otherwise acquire for value any of its Equity Interests, or make any distribution of assets to its equity holders as such, or permit any of its Subsidiaries to purchase or otherwise acquire for value any Equity Interests of the Borrower, except that, for any taxable year of the Borrower or its Subsidiaries for which the Borrower or such Subsidiary is a pass through entity for income tax purposes, the Borrower or such Subsidiary may declare and deliver dividends and distributions in the aggregate amount necessary for each holder of the Borrower’s or such Subsidiary’s Equity Interests to pay federal and state income taxes resulting solely from such holder’s allocated share of the Borrower’s or such Subsidiary’s income so long as (a) no Potential Event of Default or Event of Default has occurred or is continuing, (b) after giving effect to such dividends and distributions, no Potential Event of Default or Event of Default would occur, and (c) before any dividends and distributions are made, the Borrower and its Subsidiaries shall have delivered to the Lender a written calculation, in form and substance reasonably satisfactory to the Lender, showing how the amount of such dividends and distributions were derived.

7.6 Fundamental Changes. (a) Change its limited liability company structure; (b) consolidate with or merge into any other corporation or entity, or acquire a substantial portion of the assets, business or Equity Interests of another Person; (c) liquidate, windup or dissolve; or (d) create any Subsidiary, except, a Subsidiary may merge with and into the Borrower.

7.7 Loans, Investments, Contingent Liabilities. Make or permit to remain outstanding, or permit any Subsidiary to make or permit to remain outstanding, any loan or advance to, or guarantee, induce or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or securities of or any other interest in, or make any capital contribution to, any other Person (“Investments”), except that the Borrower and its Subsidiaries may: (a) allow to remain outstanding Investments existing on the date hereof and set forth on Schedule 7.7; (b) own, purchase or acquire (i) obligations issued or guaranteed by the United States of America or any agency thereof, (ii) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating) by a nationally recognized investment rating agency, (iii) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (A) such bank has a combined capital and surplus of at least $500,000,000 or (B) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, and (iv) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof; (c) continue to own the existing capital stock of the Borrower’s Subsidiaries; (d) endorse negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (e) acquire and own stock, obligations or securities received from customers in connection with debts created in the ordinary course of business owing to the Borrower or a Subsidiary; and (f) loans and advances to Subsidiaries to the extent such loans and advances are permitted under Section 7.9, provided that such Debt shall be evidenced by promissory notes and other negotiable instruments, and, upon the reasonable request of the Lender, the Borrower shall deliver each and every original promissory note and other negotiable instrument evidencing such Debt to the Lender, in each case endorsed in blank pursuant to an allonge and endorsement in form and substance satisfactory to Lender.

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7.8 Asset Sales. Convey, sell, lease, transfer or otherwise dispose of, or permit any Subsidiary to convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its or its Subsidiary’s business, properties or assets outside the ordinary course of business (including Equity Interests of a Subsidiary), whether now owned or hereafter acquired.

7.9 Transactions with Affiliates. Enter into or permit to exist, or permit any of its Subsidiaries to enter into or permit to exist, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower on terms that are less favorable to Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such an Affiliate.

7.10 Conduct of Business. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses engaged in by the Borrower and its Subsidiaries on the date hereof and similar or directly related businesses.

7.11 Fiscal Year. Change the Borrower’s fiscal year from a year ending December 31.

7.12 Security Matters.

(a) Name and Organization. Change the Borrower’s or a Subsidiary’s name, identity or corporate structure or organizational number or reorganize, reincorporate or take any other action that results in a change of the jurisdiction of organization of the Borrower or a Subsidiary, without giving the Lender thirty (30) days’ prior written Notice thereof, provided, the jurisdiction shall at all times remain within the United States of America.

(b) Perfection. Permit any other Person to maintain possession or control of any equipment or inventory of the Borrower or a Subsidiary unless the Lender has received a waiver from such Person satisfactory to the Lender; permit any certificated security or instrument to be included in the Collateral, unless they have been delivered to the Lender (with appropriate endorsements); establish, or permit any Subsidiary to establish, any deposit or securities account, unless the Lender has received a Control Agreement; or permit the security interests of the Lender in any other Collateral to be unperfected.

7.13 Limitation on Other Restrictions on Liens. Enter into, or become subject to, or permit any Subsidiary to enter into, or become subject to, any agreement or instrument that would prohibit the grant of any Lien on any of its properties, except the Loan Documents.

7.14 Limitation on Other Restrictions on Amendment of the Loan Documents. Enter into, or become subject to, or permit any Subsidiary to enter into, or become subject to, any agreement or instrument that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of the Loan Documents.

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7.15 Limitations on Modifications of Certain Agreements and Instruments. Amend, modify or supplement, or permit any Subsidiary to, amend, modify or supplement, its charter or governing documents.

7.16 Limitation on Payments and Modification of Certain Indebtedness. Pay, prepay, purchase, redeem, retire, defease, acquire or may any payment on account of any Debt (other than the Obligations), or permit any Subsidiaries to do any of the foregoing, except the Borrower and its Subsidiaries may make regularly scheduled payments thereon.

7.17 Agreements Related to Negative Covenants. Enter into or suffer to exist, or permit any Subsidiary to enter into or suffer to exist, any agreement to do any act prohibited by this Article VII.

ARTICLE VIII

EVENTS OF DEFAULT

8.1 Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay, when due, any amount of principal of any Loan, any interest on any Loan, any fee hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 6.1, 6.2, 6.12, or 6.13 or Article VII; or

(c) The Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Loan Document other than those referred to in Sections 8.1(a) or (b) and any such failure shall remain unremedied for thirty (30) days; or

(d) Any representation or warranty made by any Loan Party in any Loan Document shall prove to have been incorrect when made or deemed made in any respect, if it contains an express materiality qualification, or any material respect, if it does not contain an express materiality qualification; or

(e) The Borrower or any of its Subsidiaries shall (i) fail to pay any principal of, or premium or interest on, any Debt in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any Debt in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate, when required to be performed or observed, and the effect of such default or other event is to cause, or to permit the holder of such Debt to cause, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed or any offer therefore to be made, prior to its stated maturity; or

(f) (i) The Borrower or any of its Subsidiaries or any Loan Party shall commence any case, proceeding or other action (A) under any existing or future Law, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries or any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of sixty (60) days; or

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(g) Any statement, report, financial statement, Notice or certificate made or delivered by Borrower or any Loan Party or any of their respective officers, employees or agents, to the Lender is not true and correct, in all material respects, when made or delivered; or

(h) One or more judgments, attachments or decrees shall be entered against the Borrower or any Loan Party in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate; and all such judgments, attachments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(i) There shall occur one or more ERISA Events that might reasonably be expected to result in liability of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds One Hundred Thousand and 00/100 Dollars ($100,000.00); or

(j) Any guaranty relating to the Loans, for any reason other than satisfaction in full of all Obligations, ceases to be in full force and effect or is declared null and void, or any Guarantor denies that it has any further liability under such guaranty or gives Notice to such effect; or

(k) Any Security Document shall cease to be in full force and effect or any Lien created by or purported to be created by the Security Documents ceases to be valid, enforceable and perfected first priority liens except to the extent expressly permitted by the Loan Documents; or

(l) Any term or provision of subordination provisions in favor of the Lender shall cease to be in full force and effect or any holder of the subordinated debt referred to therein shall, or shall purport to, terminate, repudiate or otherwise contest any such term or provision; or

(m) A Material Adverse Effect shall occur; or

(n) A Change in Control shall occur; or

(o) if any Loan Party party to a Loan Document, breaches or violates any term, provision or condition of such Loan Document, and such breach or violation continues beyond any applicable grace or cure period, or if a default (and expiration of any applicable grace or cure period), or an “Event of Default” or “Termination Event”, occurs under any other Loan Document;

THEN, (i) upon the occurrence of any Event of Default described in clause (f) above, all Loans hereunder with accrued interest thereon, and all other Obligations under this Agreement, the Notes and the other Loan Documents shall automatically become due and payable; (ii) upon the occurrence of any other

Event of Default, the Lender may, by Notice to the Borrower declare the Loans hereunder, together with accrued interest thereon, and all other Obligations under this Agreement, the Notes and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable and (iii) upon the occurrence of any Event of Default, exercise the remedies available to it under the other Loan Documents, and at law or in equity.

8.2 Application of Funds. After an Event of Default, any amounts received by the Lender on account of Obligations shall be applied by the Lender in such order as it elects in its sole discretion.

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ARTICLE IX

MISCELLANEOUS

9.1 Amendments, Etc. No amendment to or waiver of any provision of this Agreement, and no consent to any departure by the Borrower or any of its Subsidiaries herefrom, shall in any event be effective unless in a writing manually signed by or on behalf of the Lender. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.2 No Implied Waiver; Remedies Cumulative. No delay or failure of the Lender in exercising any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Lender under this Agreement are cumulative and not exclusive of any other rights or remedies available hereunder, under any other agreement, at law, or otherwise.

9.3 Notices. All notices and other communications (collectively, “Notices”) under this Agreement shall be in writing (including facsimile transmission) and shall be sent by first-class mail, by nationally-recognized overnight courier, by personal delivery, by facsimile transmission, or by e-mail, in all cases with charges prepaid. All Notices shall be sent to a party at its address specified on the signature page hereof, or to such other address as shall have been designated by the applicable party by Notice to the other party hereto. Any properly given Notice shall be deemed given or made upon the earliest of: (i) if delivered by hand or by courier, when signed for by or on behalf of the relevant party; (ii) if delivered by mail, four (4) Business Days after deposit in the mails, or (iii) if delivered by facsimile or e-mail, when sent and receipt has been confirmed. The Lender may rely on any Notice purportedly made by or on behalf of the Borrower, and the Lender shall have no duty to verify the identity or authority of the Person giving such Notice.

9.4 Expenses. The Borrower agrees to pay upon demand all costs and expenses (including fees and expenses of counsel and a reasonable estimate of the allocated cost of in-house counsel and staff, auditors, appraisers and other professional, accounting and consulting costs and costs associated with recording, filing, searching liens and all post-judgment collection costs and expenses) which the Lender may incur from time to time in connection with the preparation, amendment, modification, enforcement or restructuring or preservation of rights or remedies under, this Agreement.

9.5 Indemnity. The Borrower agrees to defend, indemnify, pay and hold the Lender, and the shareholders, officers, directors, employees and agents of the Lender, harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not any of the foregoing Persons is a party to any litigation), and costs of investigation, document production, attendance at a deposition, or other discovery, with respect to or arising out of this Agreement or the Loan Documents or any use of proceeds hereunder, or any exercise by the Lender of its rights and remedies under this Agreement and the other Loan Documents or any claim, demand, action or cause of action being asserted against the Borrower or any of the Loan Parties, including without limitation any violation of any Environmental Law or other Law or any environmental claim based upon the management, use, control, ownership or operation of property of the Borrower (or any other Loan Party) (collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to an indemnified party with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such indemnified party. This covenant shall survive termination of this Agreement and payment of the outstanding Notes.

9.6 Assignments and Participations. The Lender may sell, assign, transfer, negotiate or grant participations in all or part of the obligations of the Borrower outstanding under the Loan Documents, provided, further, that any assignee or transferee agrees to be bound by the terms and conditions of this Agreement. The Lender may, in connection with any actual or proposed assignment or participation, disclose to the actual or proposed assignee or participant, any information relating to the Borrower or any of the Loan Parties.

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9.7 Entire Agreement. This Agreement, together with the Exhibits and the Schedules hereto, and the other Loan Documents, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements. This Agreement and the other Loan Documents shall be construed as integrated and complementary of each other, and as augmenting and not restricting the Lender’s rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

9.8 Survival. All representations and warranties of the Borrower and the other Loan Parties contained in or made in connection with this Agreement or in any other Loan Documents shall survive, and shall not be waived by, the execution and delivery of this Agreement, any investigation by or knowledge of the Lender, any extension of credit, or any other event or circumstance whatever.

9.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same agreement.

9.10 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity , legality and enforceability of the remaining provisions contained herein shall not be in any way be affected or impaired thereby.

9.11 Headings. Section headings in this Agreement are included for convenience of reference only and shall not be given any substantive effect.

9.12 Brokerage. This transaction was brought about and entered into by the Lender and the Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. The Borrower represents that it has not committed the Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on the Lender by any broker, finder or agent or other person, the Borrower hereby indemnifies, defends and saves such party harmless against such claim and further will defend, with counsel satisfactory to the Lender, any action or actions to recover on such claim, at the Borrower’s own cost and expense, including such party’s reasonable counsel fees. The Borrower further agrees that until any such claim or demand is adjudicated in such party’s favor, the amount demanded shall be deemed an Obligation of the Borrower under this Agreement.

9.13 Limitation on Payments. The parties hereto intend to conform to all applicable Laws limiting the maximum rate of interest that may be charged or collected by the Lender from the Borrower. To the fullest extent permitted by Law, in any action, suit or proceeding pertaining to this Agreement, the burden of proof, by clear and convincing evidence, shall be on the Borrower to demonstrate that this Section 9.13 applies to limit any obligation of the Borrower under this Agreement as to each element of such claim.

9.14 Disclosure of Information to Affiliates. The Lender may disclose information relating to the Borrower and any Loan Party or any of their respective businesses, including information regarding the financial condition and property, and the amount of Debt owed to the Lender and the terms, conditions and other provisions applicable thereto to its Affiliates and to any of its partners, directors, officers, employees, agents, trustees, advisors and representatives or to any other Persons as the Lender shall deem advisable for the conduct of its business.

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9.15 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

9.16 Governing Law. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PRINCIPLES.

9.17 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.

9.18 Consent to Jurisdiction; Venue. All judicial proceedings brought against the Borrower with respect to this Agreement and the Loan Documents may be brought in any state or federal court of competent jurisdiction in sitting in Indiana County, Pennsylvania, and by execution and delivery of this Agreement, the Borrower accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The Borrower irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section.

9.19 Third Parties. No rights are intended to be created hereunder, or under any Loan Documents for the benefit of any third party donee, creditor or incidental beneficiary of the Borrower or any other Loan Party. Nothing contained in this Agreement shall be construed as a delegation to the Lender of the Borrower’s or any other Loan Party’s duty of performance, including, without limitation, the Borrower’s or any other Loan Party’s duties under any account or contract with any other Person.

9.20 Discharge of Taxes, Borrower’s Obligations, Etc.. The Lender, in its sole discretion, shall have the right at any time, and from time to time, with at least ten (10) days prior Notice to the Borrower if the Borrower fails timely to do so, to: (a) pay for the performance of the Borrower’s obligations hereunder, and (b) discharge taxes or Liens, at any time levied or placed on any Collateral in violation of this Agreement unless the Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefor in accordance with GAAP. Such payments and advances shall be added to the Loans, and bear interest at the rate applicable to the Loans, until reimbursed to Lender. Such payments and advances made by the Lender shall not be construed as a waiver by the Lender of a Potential Event of Default or an Event of Default.

9.21 Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY THE BORROWER AGAINST THE LENDER OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF THE LENDER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION OR EVENT IN CONNECTION WITH ANY OF THE FOREGOING (WHETHER BASED ON BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY); AND THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST.

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9.22 CONFESSION OF JUDGMENT. TO THE FULLEST EXTENT PERMITTED BY LAW, THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) EMPOWERS ANY ATTORNEY OF ANY COURT OF RECORD WITHIN THE UNITED STATES OF AMERICA OR ELSEWHERE TO APPEAR FOR THE BORROWER AT ANY TIME AND FROM TIME TO TIME AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, AND, WITH OR WITHOUT COMPLAINT FILED, CONFESS JUDGMENT, OR A SERIES OF JUDGMENTS, AGAINST THE BORROWER IN FAVOR OF THE LENDER, AS OF ANY TERM, FOR ALL OR ANY PART OF THE UNPAID BORROWER OBLIGATIONS AND OTHER SUMS PAYABLE BY THE BORROWER UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, WHETHER OR NOT THEN DUE, TOGETHER WITH INTEREST THEREON AT THE RATE OR RATES SET FORTH IN THE LOAN DOCUMENTS, COSTS OF SUIT AND OTHER EXPENSES IN CONNECTION THEREWITH, AND AN ATTORNEY’S REASONABLE COMMISSION FOR COLLECTION, ON WHICH JUDGMENT OR JUDGMENTS ONE OR MORE EXECUTIONS MAY ISSUE FORTHWITH;

(b) AGREES THAT THE AUTHORITY TO CONFESS JUDGMENT GRANTED HEREIN SHALL NOT BE EXHAUSTED BY ANY EXERCISE THEREOF, BUT MAY BE EXERCISED FROM TIME TO TIME AND AT ANY TIME AS OF ANY TERM AND FOR ANY AMOUNT AUTHORIZED HEREIN; AND

(c) WAIVES ANY RIGHT TO NOTICE OR A HEARING PRIOR TO THE ENTRY OF JUDGMENT, EXECUTION THEREON OR OTHERWISE IN CONNECTION THEREWITH.

THE BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THAT IT UNDERSTANDS THE PROVISIONS OF THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PRIME METALS ACQUISITION LLC

By:
Name:
Title:

Address:
101 Innovation Drive Homer City, PA 15748 Attention: John Wachter Fax: None E-mail: jfwachter@amerinac .com

With a copy to:
William J. Golden, Esq.

Address:
20 Nassau Street, STE 12 Princeton, NJ 08542Fax: None E-Mail: wjgolden@polymathescapital.com

Signature Page to Credit Agreement

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SUMMITBRIDGE NATIONAL INVESTMENTS V LLC

By:
Name:
Title:

Address:
c/o Summit Investment Management LLC 1700 Lincoln Street, Suite 2150 Denver, CO 80203 Attention: Brian Schloss Fax: 303-830-9538 E-Mail: bschloss@summit-investment.com

With a copy to:
Reed Smith LLP 1717 Arch Street, Suite 3100 Philadelphia, PA 19103 Attention: Brian M. Schenker, Esq. Fax: 215-851-1420 E-Mail: bschenker@reedsmith.com

Signature Page to Credit Agreement

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EXHIBIT A – COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1) I am the duly elected [Chief Executive Officer/Chief Financial Officer] of Prime Metals Acquisition LLC, a Delaware limited liability company (the “Borrower”);

(2) I have reviewed the provisions of the Credit Agreement, dated as of August 17, 2017 (as amended, modified or supplemented, the “Credit Agreement”; the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate are as therein defined), by and between the Borrower and SummitBridge National Investments V LLC, a Delaware limited liability company, as the Lender, and the provisions of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements; and

(3) The examination described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

(4) Attached as Attachment 1 is a calculation of the financial covenants set forth in Section 7.1(a) of the Credit Agreement demonstrating compliance with such covenants for the most recently completed fiscal [month/quarter/year] or at such fiscal [month/quarter/year] end.

[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower and its Subsidiaries has taken, is taking, or proposes to take with respect to each such condition or event:

]

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The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this  [ _____________ day of _____________ , _______ ] pursuant to [Section 6.1 of the Credit Agreement.

Prime Metals Acquisition LLC

By:
Name:
Title:

[Add Attachment 1]

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EXHIBIT B – PRINCIPAL AMORTIZATION FOR TERM LOAN A

Month	A Note
1	$0.00
2	0.00
3	0.00
4	0.00
5	0.00
6	0.00
7	0.00
8	0.00
9	0.00
10	0.00
11	0.00
12	0.00
13	2,256.02
14	2,287.99
15	2,320.40
16	2,353.27
17	2,386.61
18	2,420.42
19	2,454.71
20	2,489.48
21	2,524.75
22	2,560.52
23	2,596.79
24	2,633.58
25	2,670.89
26	2,708.73
27	2,747.10
28	2,786.02
29	2,825.49
30	2,865.51
31	2,906.11
32	2,947.28
33	2,989.03
34	3,031.38
35	3,074.32
36	3,117.87

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EXHIBIT C – PRINCIPAL AMORTIZATION FOR TERM LOAN B

Month	B Note
1	$37,400.68
2	37,930.52
3	38,467.87
4	39,012.84
5	39,565.52
6	40,126.03
7	40,694.48
8	41,270.99
9	41,855.66
10	42,448.61
11	43,049.97
12	43,659.84
13	44,278.36
14	44,905.63
15	45,541.80
16	46,186.97
17	46,841.29
18	47,504.87
19	48,177.86
20	48,860.38
21	49,552.57
22	50,254.56
23	50,966.50
24	51,688.53
25	52,420.78
26	53,163.41
27	53,916.56
28	54,680.38
29	55,455.01
30	56,240.63
31	57,037.37
32	57,845.40
33	58,664.88
34	59,495.96
35	60,338.82
36	61,193.62

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SCHEDULES TO CREDIT AGREEMENT

Schedule 4.1 – State of Organization and Qualification

Delaware – Organized

Pennsylvania – Qualified Foreign Corporation

Schedule 4.6 – Place of Business

101 Innovation Drive, Homer City, Pennsylvania 15748

Schedule 4.7 – LLC Structure and Ownership

Amerinac Holding Corp. – 75%

Summit Bridge National Investments V LLC – 25%

Schedule 4.10 – Pending Litigation

None

Schedule 4.12 – Environmental Matters

None

Schedule 4.16 – Government Approvals and Intellectual Property

None

Schedule 4.20(a) – Names and Organization

Prime Metals Acquisition LLC – Delaware File #6492459

Schedule 4.20(b) – Possession or Control of Certain Collateral

None

Schedule 4.21 – Subsidiaries

None

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Schedule 4.24(a) – Investments

None

Schedule 4.24(b) – Leases

None

Schedule 7.2 – Permitted Liens

None

Schedule 7.3 – Permitted Debt

None

Schedule 7.7 – Permitted Investments

None

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